Exhibit 4.11.1

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT, dated as of September 1, 2006 (this “Agreement”), is entered into by and among Cemex España Finance LLC, a Delaware limited liability company (the “Company”), Cemex España, S.A., a corporation organized under the laws of the Kingdom of Spain (“Cemex España”), Cemex Caracas Investments B.V., a limited liability company organized under the laws of The Netherlands, Cemex Caracas II Investments B.V., a limited liability company organized under the laws of The Netherlands, Cemex Egyptian Investments B.V., a limited liability company organized under the laws of The Netherlands, Cemex American Holdings B.V., a limited liability company organized under the laws of The Netherlands, Cemex Shipping B.V., a limited liability company organized under the laws of The Netherlands, Cemex Asia B.V., a limited liability company organized under the laws of The Netherlands (each a “Guarantor” and together with Cemex España the “Guarantors”), and the holders of the Notes party hereto relating to (i) the Note Purchase Agreement, dated as of June 13, 2005 (the “Note Purchase Agreement”), between the Company, Cemex España and each of the purchasers listed therein pursuant to which the Company issued (i) U.S.$133,000,000 aggregate principal amount of its 5.18% Series A Senior Notes due 2010 (the “Series A Notes”) and (iii) U.S.$192,000,000 aggregate principal amount of its 5.62% Series B Senior Notes due 2015 (the “Series B Notes” and, together with the Series A Notes, the “Notes”), and (ii) the Note Guarantee dated as of June 13, 2005 (the “Note Guarantee”) executed in favor of the holders of the Notes. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Note Purchase Agreement and the Note Guarantee.

W I T N E S S E T H

WHEREAS, the Company has entered into the Note Purchase Agreement with the Purchasers, pursuant to which the Company issued and sold the Notes;

WHEREAS, Cemex España and the other Guarantors have executed the Note Guarantee in favor of the holders of the Notes; and

WHEREAS, the parties hereto mutually desire to amend the terms of the Note Purchase Agreement and the Note Guarantee;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.        Amendments to Note Purchase Agreement. The Company, Cemex España and the undersigned holders of the Notes hereby agree that effective as of the date (the “Effective Date”) on which the conditions precedent in Section 3 of this Agreement have been satisfied, without any further action, the Note Purchase Agreement shall be amended as follows:

1.1	A new Section 10.7 shall be inserted to read as follows:
10.7	Release of Guarantors.
(a)

In the event that the Company delivers to the holders of the Notes a certificate (a “Guarantor Release Certificate”) signed by two authorized signatories of the Company confirming that (as at the date of the Guarantor Release Certificate) a substantial part of the Net Borrowings of Cemex España and each of its Subsidiaries:

(i)

is guaranteed only by Cemex España and/or any other guarantors which are not Guarantors (whether, for the avoidance of doubt, as a result of the repayment, redemption, maturity or cancellation of any Financial Indebtedness, or any agreement with any creditor of Cemex España and each of its Subsidiaries or as a result of any other reason); and/or

(ii)

(A) is subject to provisions in any agreements or documents (including this Agreement) with any creditor of Cemex España and each of its Subsidiaries (or any other party) relating to any Financial Indebtedness of Cemex España and each of its Subsidiaries, which allow for the release of all or any of the Guarantors as guarantors pursuant to such agreements or documents (other than Cemex España, such that the only remaining guarantors of such Financial Indebtedness would in each case be Cemex España and/or any other guarantors which are not Guarantors), and (B) the conditions (if any) to such release pursuant to such agreements or documents have been met by the relevant Guarantor, and (C) any or all of the Guarantors (other than Cemex España) has or have been released (or will be so released at a date which is not later than the date scheduled for release of the relevant Guarantor pursuant to the relevant Guarantor Release Certificate) as guarantors of the relevant Financial Indebtedness pursuant to such agreements or other documents, the obligations of the relevant Guarantor(s) (other than Cemex España) under the Note Guarantee shall terminate and such Guarantor(s) shall be discharged in full, and such Persons shall cease to be Guarantor(s), effective as of the date indicated in the Guarantor Release Certificate, which date shall not be earlier than 10 days of receipt by the holders of the Notes of the Guarantor Release Certificate, provided always that any such termination and discharge pursuant to this Section 10.7 would not result in a downgrading of the then current rating of Cemex España assigned by S&P or Fitch Investors Service, Inc. (or an outlook other than positive or stable with respect to such rating) and provided further that at the time of and immediately after giving effect to such termination and discharge pursuant to this Section 10.7, no Default or Event of Default shall have

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occurred or be continuing, treating Financial Indebtedness of any Excluded Subsidiary Guarantor that is being so terminated and discharged pursuant to this Section 10.7 as being incurred on the date of such termination and discharge pursuant to Section 10.6.

(b)

For purposes of this Section 10.7, a “substantial part” shall mean an aggregate amount equal to or greater than 85 per cent of the aggregate value of the Net Borrowings of Cemex España and each of its Subsidiaries.

The “Net Borrowings” of Cemex España and each of its Subsidiaries referred in this Section 10.7 shall be determined by reference to the most recent compliance certificate delivered to the holders of the Notes pursuant to Section 7.2 at the date of the relevant Guarantor Release Certificate.

(c)	For the avoidance of doubt, the Guarantor Release Certificate shall also:
(i)	specify the percentage of the Net Borrowings of Cemex España and each of its Subsidiaries which is guaranteed only by Cemex España and/or any guarantors which are not Guarantors;
(ii)

specify the percentage of the Net Borrowings of Cemex España and each of its Subsidiaries which is subject to provisions in agreements or documents which allow for the release of the guarantors (other than Cemex España);

(iii)

certify that the conditions (if any) to the release of such Guarantors in such agreements or documents have been met by Cemex España and each of its Subsidiaries (as appropriate) as at the date of the Guarantor Release Certificate;

(iv)

certify that the relevant Guarantor(s) has or have been released (or will be so released at a date which is not later than the date scheduled for release of the relevant Guarantor pursuant to the relevant Guarantor Release Certificate) as Guarantor(s) of the relevant Financial Indebtedness (the “Released Guarantor(s)”);

(v)	identify the relevant Released Guarantor(s);
(vi)

confirm that neither S&P nor Fitch Investors Service, Inc. will downgrade the then current Rating assigned to Cemex España as a result of the release of the relevant Guarantor(s) as Guarantor(s) under this Agreement; and

(vii)	confirm that after giving effect to such release, no Default or Event of Default shall have occurred and be continuing.

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(d)

Following delivery of the Guarantor Release Certificate to the holders of the Notes, Cemex España shall provide notice of the release, and termination of the obligations of the Guarantors (other than Cemex España) to the holder of the Notes, in accordance with Section 18 of this Agreement.

1.2	A new Section 10.8 shall be inserted to read as follows:
10.8	Payment restrictions affecting Subsidiaries.

Cemex España shall not enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any consensual agreement or arrangement directly limiting the ability of any of its Subsidiaries to (a) declare or pay dividends or other distributions in respect of its or their respective equity interests in a Subsidiary or (b) repay or capitalize any intercompany indebtedness owed by any Subsidiary to the Company or any Guarantor; provided that (x) the foregoing shall not restrict

(i)

any agreement or arrangement entered into by a person prior to such person becoming a Subsidiary, in which case the Company and Cemex España shall use commercially reasonable efforts to remove such limitations (it being understood that if such limitations are reasonably likely to affect the ability of the Company to satisfy its payment obligations under the Notes, the Company and Cemex España shall use commercially reasonable efforts to remove such limitations as soon as possible),

(ii)

any agreement or arrangement that is binding upon any Person in connection with a Permitted Securitization and any agreement or arrangement that limits the ability of any Subsidiary that transfers receivables and related assets to a Special Purpose Vehicle in a Permitted Securitization to distribute or transfer receivables and related assets, provided that all such agreements and arrangements are customarily required by the institutional sponsor or arranger of such Permitted Securitization in similar types of documents relating to the purchase of receivables and related assets in connection with the financing thereof,

(iii)	customary provisions in joint venture agreements relating solely to the securities, assets and revenues of such joint venture,
(iv)	any agreement or arrangement with respect to a Subsidiary in connection with Priority Indebtedness incurred by such Subsidiary and permitted under Section 10.6,
(v)

restrictions on distributions applicable to Subsidiaries that are the subject of agreements to sell or otherwise dispose of the stock or assets of such Subsidiaries, in transactions not prohibited by this Agreement, pending such sale or other disposition and

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(vi)	restrictions on cash or other deposits or net worth in favor of counterparties under leases, licenses or other contracts entered into in the ordinary course of business, and (y) for the avoidance of doubt, subordination provisions shall not be considered a limitation for the purpose of this Section 10.8.

1.3         Section 11(k) to the Note Purchase Agreement shall be amended by deleting such section in its entirety and replacing it with the following:

(k)         the Note Guarantee shall cease to be in full force and effect with respect to Cemex España or any other Guarantor (other than in accordance with Section 10.2(a) and Section 10.7 of this Agreement); or Cemex España or any other Guarantor (or any Person by, through or on behalf of Cemex España or such other Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Note Guarantee.

1.4         Schedule B to the Note Purchase Agreement shall be amended by adding the following definitions thereto, each in its appropriate alphabetical position:

“CO2 Emission Rights” means any emission rights or allowance allocated to Cemex España or any of its Subsidiaries without cost to emit one tonne of carbon dioxide equivalent (as defined in the Directive) during a specified period which is valid and/or transferable under the Directive and any other type of allowance recognized by the Directive in connection to the Kyoto Protocol on climate change.

“Directive” means Directive 2003/87/EC of the European Parliament and of the Council of October 13, 2003, establishing a scheme for greenhouse gas emission allowance trading within the European Community (as amended by Directive 2004/101/EC of the European Parliament and of the Council of October 27, 2004, and as the same may be further amended or otherwise modified from time to time).

1.5	Schedule B to the Note Purchase Agreement shall be amended as follows:

(1)          amending the definition of “EBITDA” by deleting such definition in its entirety and replacing it with the following:

“EBITDA” means, for the Relevant Period immediately preceding the date on which it is to be calculated, operating profit plus annual depreciation for fixed assets plus annual amortization of intangible assets plus annual amortization of start-up costs of Cemex España and its Subsidiaries plus dividends received from non-consolidated companies, plus an amount equal to the amount of Cemex Capital Contributions made during such period immediately preceding the date on which it is to be calculated (up to an amount equal to the amount of Royalty Expenses made in such period) plus the income recorded during such period for the use of CO2 Emission Rights (to the extent not already included in the

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calculation of operating profit). Such calculation shall be made in accordance with Spanish GAAP, where:

“Cemex Capital Contributions” means contributions in cash to the capital of Cemex España by Cemex or by any of its Subsidiaries not being a Subsidiary of Cemex España made after January 1, 2002.

“Intellectual Property Rights” means all copyrights (including rights in computer software), trade marks, service marks, business names, patents, rights in inventions, registered designs, design rights, database rights and similar rights, rights in trade secrets or other confidential information and any other intellectual property rights and any interests (including by way of license) in any of the foregoing (in each case whether registered or not and including all applications for the same) which may subsist in any given jurisdiction.

“Royalty Expenses” means expenses incurred by Cemex España or any of its Subsidiaries to Cemex or any of its Subsidiaries not being a Subsidiary of Cemex España as (a) consideration for the granting to Cemex España or any Subsidiary of a license to use, exploit and enjoy Intellectual Property Rights and any other intangible assets such as, but not limited to, know-how, formulae, process technology and other forms of intellectual and industrial property, whether or not registered, held by Cemex or any of its Subsidiaries not being a Subsidiary of Cemex España; or (b) fees, commissions or other amounts accrued in respect of any management contract, services contract, overhead expenses allocation arrangement or any other similar transaction; provided that in clauses (a)U and U(b)U such amounts shall have been taken into consideration in the calculation of operating profit under Spanish GAAP.

(2)          amending the definition of “Excluded Subsidiary Guarantor” by adding the following sentence at the end of such definition but before the period:

; provided further, that a Subsidiary shall no longer be considered to be an Excluded Subsidiary Guarantor if such Subsidiary has been released from its obligations under the Note Guarantee in accordance with the terms of this Agreement

(3)          amending the definition of “Guarantors” by deleting such definition in its entirety and replacing it with the following:

“Guarantors” means (a) each of (i) Cemex España, (ii) Cemex Caracas Investments B.V., a limited liability company organized under the laws of The Netherlands, (iii) Cemex Caracas II Investments B.V., a limited liability company organized under the laws of The Netherlands, (iv) Cemex Egyptian Investments B.V., a limited liability company organized under the laws of The Netherlands, (v) Cemex American Holdings B.V., a limited liability company organized under the laws of The Netherlands, (vi) Cemex Shipping B.V., a limited liability company organized under the laws of The Netherlands and (vii) Cemex Asia B.V., a limited liability company organized under the laws of The Netherlands,

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(b) any Person that, as a result of a consolidation, merger or asset transfer permitted by Section 10.2, assumes the obligations of a Person described in clause (a) above under the Note Guarantee and (if applicable) this Agreement and (c) any other Person that executes a joinder of the Note Guarantee from time to time; provided that any of the foregoing Persons (other than Cemex España) may cease to be a Guarantor as provided in Section 10.2(a); or be released as a Guarantor pursuant to Section 10.7; provided, further that any Person released as a Guarantor pursuant to Section 10.7 may subsequently become a Guarantor pursuant to this Agreement and the Note Guarantee; and “Guarantor” means any of them.

2.           Amendment to Note Guarantee. The Company, Cemex España, the other Guarantors and the undersigned holders of the Notes hereby agree that effective as of the Effective Date on which the conditions precedent in Section 3 of this Agreement have been satisfied, without any further action, the Note Guarantee shall be amended as follows:

2.1         Section 13 of the Note Guarantee shall be amended by deleting such section in its entirety and replacing it with the following:

13.         Counterparts; Additional Guarantors; Release; Amendments. This Guarantee may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Guarantee. At any time after the date of this Guarantee, one or more additional Persons may become parties hereto by executing and delivering to the holders a counterpart of this Guarantee. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all of the terms of, this Guarantee. At any time after its execution hereof, any one of the undersigned (other than, in the case of Section 10.7 of the Note Purchase Agreement, Cemex España) may be released from liability hereunder in accordance with Sections 10.2(a) or 10.7 of the Note Purchase Agreement. This Guarantee may be amended pursuant to Section 17 of the Note Purchase Agreement.

3.           Effective Date and Conditions Precedent. The effectiveness of the amendments provided in Sections 1 and 2 of this Agreement shall be subject to the satisfaction of the following conditions:

(a)          Representations and Warranties. The representations and warranties contained in Section 4 and 5 of this Agreement shall be true in all material respects on and as of the Effective Date.

(b)          No Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date.

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(c)          Compliance Certificate. The Company and Cemex España shall have delivered to each of the holders of Notes an Officer’s Certificate, dated the Effective Date, certifying that the conditions specified in Section 3(a) above have been fulfilled.

(d)         Execution and Delivery by the Required Holders. As of the Effective Date, this Agreement shall have been executed by the Required Holders and copies of the executed signature pages of the Required Holders shall have been delivered to all holders of the Notes.

(e)          Delivery by the Company, Cemex España and the Other Guarantors. As of the Effective Date, original copies of this Agreement executed by the Company, Cemex España and each of the other Guarantors, shall have been delivered to each of the holders of Notes.

(f)          Legal Fees. The Company shall have paid the fees and expenses of Latham & Watkins LLP, special counsel to the holders of the Notes, referred to in Section 9 of this Agreement, to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Effective Date.

(g)         Amendment Fee. The Company shall have paid to each holder of a Note, in the manner and at the address for payments specified in Section 14.1 of the Note Purchase Agreement, an amendment fee of 0.025% of the aggregate unpaid principal amount of the Notes held by such holder on the Effective Date.

4.           Representations and Warranties of the Company. The Company represents and warrants to each of the undersigned holders of Notes that:

(a)          Organization; Power and Authority. The Company is a Delaware limited liability company and is in good standing in its jurisdiction of organization.

(b)         Authorization, etc. This Agreement has been duly authorized by all necessary corporate action on the part of the Company, and upon execution and delivery hereof this Agreement and the Note Purchase Agreement, as amended hereby, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by the Company of this Agreement will not (i) contravene the provisions of the certificate of incorporation or bylaws of the Company or result in a breach of any of the terms of any Material agreement or instrument to which the Company or any of its Subsidiaries is bound or by which the Company or any of its Subsidiaries is a party, (ii) result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any of its Subsidiaries or (iii) violate any

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provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any of its Subsidiaries.

(d)         Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement.

(e)          No Default. No Default or Event of Default has occurred and is continuing.

5.           Representations and Warranties of Cemex España. Cemex España represents and warrants to each of the undersigned holders of Notes that:

(a)          Organization; Power and Authority. Cemex España is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Spain.

(b)         Authorization, etc. This Agreement has been duly authorized by all necessary corporate or other organizational action on the part of Cemex España, and this Agreement and the Note Guarantee, as amended hereby, constitute, or will constitute upon execution and delivery thereof, legal, valid and binding obligations of Cemex España enforceable against Cemex España in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by Cemex España of this Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of Cemex España or any Subsidiary under, any indenture, mortgage, deed of trust, loan purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which Cemex España or any Subsidiary is bound or by which Cemex España or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to Cemex España or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to Cemex España or any Subsidiary.

(d)         Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by Cemex España of this Agreement.

6.            Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement. All representations and warranties contained herein also shall survive the transfer by a holder of any Note or portion

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thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder, regardless of any investigation made at any time by or on behalf of any holder. All statements contained in any certificate or other instrument delivered by or on behalf of the Company or Cemex España pursuant to this Agreement shall be deemed representations and warranties of the Company or Cemex España, as applicable, under this Agreement.

7.           Ratification of Note Purchase Agreement. This Agreement shall be construed in connection with and as part of the Note Purchase Agreement and the Note Guarantee, and except as modified and expressly amended by this Agreement, all terms, conditions and covenants contained in the Note Purchase Agreement, the Notes and the Note Guarantee are hereby ratified and shall remain in full force and effect.

8.           References to Note Purchase Agreement and Note Guarantee. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Note Purchase Agreement or the Note Guarantee without making specific reference to this Agreement but nevertheless all such references shall include this Agreement unless the context otherwise requires.

9.           Expenses. The Company agrees to pay all out-of-pocket expenses of the holders arising in connection with this Agreement and the transactions contemplated hereby, including without limitation the reasonable fees and expenses of Latham & Watkins LLP, special counsel for the holders of the Notes in connection with this Agreement.

10.         Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

11.         Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

12.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Very truly yours,

CEMEX ESPAÑA FINANCE LLC

By:	/s/	Francisco Javier García
Name:		Francisco Javier García
Title:		Attorney-in-Fact

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CEMEX ESPAÑA, S.A.

By:	/s/	Francisco Javier García
Name:		Francisco Javier García
Title:		Attorney-in-Fact

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CEMEX CARACAS INVESTMENTS B.V.

By:	/s/	Angel Méndez
Name:		Angel Méndez
Title:		Attorney-in-Fact

CEMEX CARACAS II INVESTMENTS B.V.

By:	/s/	Angel Méndez
Name:		Angel Méndez
Title:		Attorney-in-Fact

CEMEX EGYPTIAN INVESTMENTS B.V.

By:	/s/	Angel Méndez
Name:		Angel Méndez
Title:		Attorney-in-Fact

CEMEX ASIA B.V.

By:	/s/	Angel Méndez
Name:		Angel Méndez
Title:		Attorney-in-Fact

CEMEX AMERICAN HOLDINGS B.V.

By:	/s/	Angel Méndez
Name:		Angel Méndez
Title:		Attorney-in-Fact

CEMEX SHIPPING B.V.

By:	/s/	Angel Méndez
Name:		Angel Méndez
Title:		Attorney-in-Fact

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The foregoing is hereby

agreed to as of the

date hereof:

Mellon Bank, N.A., solely in its capacity as Custodian for AVIVA LIFE- Principal Glob Priv EG Convertible Securities (as directed by the Principal Global Investors, LLC), and not in its individual capacity (MAC & CO) - Nominee Name

By:	/s/	Bernadette Rist
Name:		Bernadette Rist
Title:		Authorized Signatory

Mellon Bank, N.A., solely in its capacity as Custodian for AVIVA LIFE-Principal Glob Priv General Account Deferred TSA (as directed by the Principal Global Investors, LLC), and not in its individual capacity (MAC & CO) - Nominee Name

By:	/s/	Bernadette Rist
Name:		Bernadette Rist
Title:		Authorized Signatory

ING LIFE INSURANCE AND ANNUITY COMPANY

ING USA ANNUITY AND LIFE INSURANCE COMPANY

SECURITY LIFE OF DENVER INSURANCE COMPANY

By:
Name:
Title:

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KNIGHTS OF COLUMBUS

By:	/s/	Robert J. Lane
Name:		Robert J. Lane
Title:		Supreme Secretary

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/	James R. Dingler
Name:		James R. Dingler
Title:		Director

METROPOLITAN TOWER LIFE INSURANCE COMPANY

NEW ENGLAND LIFE INSURANCE COMPANY

GENERAL AMERICAN LIFE INSURANCE COMPANY

By:	/s/	James R. Dingler
Name:		James R. Dingler
Title:		Director

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

NATIONWIDE LIFE INSURANCE COMPANY

NATIONWIDE MULTIPLE MATURITY SEPARATE ACCOUNT

By:
Name:
Title:

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NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By: New York Life Investment Management LLC, its Investment Manager

By:	/s/	Lisa A. Scuderi
Name:		Lisa A. Scuderi
Title:		Director

NEW YORK LIFE INSURANCE COMPANY

By:	/s/	Lisa A. Scuderi
Name:		Lisa A. Scuderi
Title:		Director

PACIFIC LIFE INSURANCE COMPANY

By:	/s/	Cathy Schwartz
Name:		Cathy Schwartz
Title:		Assistant Vice President

By:	/s/	Diane W. Dales
Name:		Diane W. Dales
Title:		Assistant Secretary

PHL VARIABLE INSURANCE COMPANY

By:
Name:
Title:

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PRINCIPAL LIFE INSURANCE COMPANY

By:	Principal Global Investors, LLC
A Delaware limited liability company
Its authorized signatory

By:	/s/	Christopher J. Henderson
Name:		Christopher J. Henderson
Title:		Vice President & Senior Investment Counsel

By:	/s/	James C. Fifield
Name:		James C. Fifield
Title:		Counsel

RGA REINSURANCE COMPANY, A MISSOURI CORPORATION

By:	Principal Global Investors, LLC
A Delaware limited liability company
Its authorized signatory

By:	/s/	Christopher J. Henderson
Name:		Christopher J. Henderson
Title:		Vice President & Senior Investment Counsel

By:	/s/	James C. Fifield
Name:		James C. Fifield
Title:		Counsel

SYMETRA LIFE INSURANCE COMPANY, A WASHINGTON CORPORATION

By:	Principal Global Investors, LLC
A Delaware limited liability company
Its authorized signatory

By:	/s/	Christopher J. Henderson
Name:		Christopher J. Henderson
Title:		Vice President & Senior Investment Counsel

By:	/s/	James C. Fifield
Name:		James C. Fifield
Title:		Counsel

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TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/	Lisa M. Ferraro
Name:		Lisa M. Ferraro
Title:		Director

THE BANK OF NEW YORK, AS TRUSTEE FOR THE SCOTTISH RE (U.S.), INC. AND SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY TRUST BY AGREEMENT DATED DECEMBER 31, 2004

By:	Principal Global Investors, LLC
A Delaware limited liability company
Its authorized signatory

By:	/s/	Christopher J. Henderson
Name:		Christopher J. Henderson
Title:		Vice President & Senior Investment Counsel

By:	/s/	James C. Fifield
Name:		James C. Fifield
Title:		Counsel

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:	/s/	Barry Scheinhotlz
Name:		Barry Scheinhotlz
Title:		Private Placements Manager

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/	David A. Barras
Name:		David A. Barras
Title:		Its Authorized Signatory

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TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

By:	/s/	Christopher D. Pahlke
Name:		Christopher D. Pahlke
Title:		Vice President

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